                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG


                                  PLEXUS CORP.


                                       AND


                              AGILITY, INCORPORATED


                                       AND


                                 PPATRIOT CORP.



                            DATED AS OF MARCH 3, 2000

                                TABLE OF CONTENTS


RECITALS.....................................................................1

ARTICLE I  DEFINITIONS.......................................................1
         Acquisition.........................................................2
         Affiliates..........................................................2
         Agreement...........................................................2
         Agility.............................................................2
         Agility Common Stock................................................2
         Articles of Merger..................................................2
         Buildings...........................................................2
         Closing.............................................................2
         Closing Date........................................................2
         Code................................................................2
         Confidentiality Agreement...........................................2
         Disclosure Schedule.................................................2
         Employment Agreement................................................3
         Equipment...........................................................3
         ERISA...............................................................3
         Exchange Act........................................................3
         Facility............................................................3
         Facility Lease......................................................3
         HSR Act.............................................................3
         Indemnity Agreement.................................................3
         Intangible Assets...................................................3
         Inventory...........................................................3
         Knowledge of Agility................................................3
         Knowledge of Parent.................................................4
         Law.................................................................4
         Material Adverse Effect.............................................4
         MBCL................................................................4
         Merger..............................................................4
         Noncompetition Agreement............................................4
         Opinion of Agility Counsel..........................................4
         Opinion of Parent Counsel...........................................4
         Other Lease.........................................................4
         Parent..............................................................4
         Parent Common Stock.................................................4
         Permits.............................................................5
         Person..............................................................5

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



      Product Matters........................................................5
      Real Estate............................................................5
      Registration Rights Agreement..........................................5
      SEC....................................................................5
      Securities Act.........................................................5
      Special Meeting........................................................5
      Shareholders...........................................................5
      Shareholder's Representations..........................................5
      Subsidiary.............................................................5
      Other Terms............................................................6

ARTICLE II     THE MERGER....................................................6
      2.1      The Merger....................................................6
      2.2      Effective Time................................................7
      2.3      Articles of Organization of Surviving Corporation.............7
      2.4      Bylaws of Surviving Corporation...............................7
      2.5      Directors and Officers of Surviving Corporation...............7
      2.6      Conversion of Agility Common Stock............................7
      2.7      Conversion of Acquisition Common Stock........................8
      2.8      Exchange of Agility Certificates..............................8
      2.9      Stock Transfer Books.........................................10
      2.10     Reorganization; Pooling......................................10
      2.11     Dissenting Shares............................................11
      2.12     Investment Representations...................................11

ARTICLE III    OTHER AGREEMENTS.............................................11
      3.1      Confidentiality..............................................11
      3.2      Approval of Agility Shareholders.............................11
      3.3      HSR Act......................................................11
      3.4      Access.......................................................11
      3.5      Disclosure Schedule..........................................11
      3.6      Conditions to Merger.........................................12
      3.7      Deliveries of Information; Consultation......................12
      3.8      Accounting and Tax Treatment.................................13
      3.9      Other Transactions...........................................13
      3.10     NASDAQ Listing...............................................14
      3.11     Public Announcements.........................................14
      3.12     Employment and Benefit Matters...............................14
      3.13     Personal Guaranties..........................................14

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF AGILITY....................15
      4.1      Organization; Business.......................................15
      4.2      Capitalization...............................................15

      4.3   Authorization; Enforceability....................................16
      4.4   No Violation or Conflict.........................................16
      4.5   Title to Assets; Accounts........................................16
      4.6   Litigation; Product Matters......................................16
      4.7   Financial Statements; Books and Records; Accounting Matters..  ..17
      4.8   Absence of Certain Changes.......................................17
      4.9   Existing Contracts...............................................18
      4.10  Appraisals.......................................................19
      4.11  Insurance Policies...............................................19
      4.12  Employee Benefit Plans...........................................19
      4.13  No Violation of Law; Permits.....................................21
      4.14  Brokers..........................................................21
      4.15  Taxes............................................................21
      4.16  Governmental Approvals...........................................22
      4.17  No Pending Other Transactions....................................22
      4.18  Labor Matters....................................................22
      4.19  Disclosure.......................................................23
      4.20  Vote Required....................................................23
      4.21  Physical Assets..................................................23
      4.22  Environmental Protection.........................................23
      4.23  Year 2000 Compliance.............................................25
      4.24  Customers........................................................25
      4.25  Real Estate......................................................26
      4.26  Accounts.........................................................26
      4.27  Unemployment Compensation........................................26
      4.28  Intangible Assets................................................26


ARTICLE V   REPRESENTATIONS AND WARRANTIES OF PARENT
            AND ACQUISITION..................................................27
      5.1   Organization.....................................................27
      5.2   Capitalization...................................................27
      5.3   Authorization; Enforceability....................................27
      5.4   No Violation or Conflict.........................................28
      5.5   Litigation.......................................................28
      5.6   Parent SEC Reports...............................................28
      5.7   Brokers..........................................................29
      5.8   Governmental Approvals...........................................29
      5.9   Disclosure.......................................................29
      5.10  Compliance with Law..............................................29
      5.11  Accounting Matters...............................................29
      5.12  Absence of Certain Changes.......................................29




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ARTICLE VI        CONDUCT OF BUSINESS BY AGILITY
                  PENDING THE MERGER.........................................30
         6.1      Carry on in Ordinary Course................................30
         6.2      Use of Assets..............................................30
         6.3      Existing Contracts.........................................30
         6.4      Employment Matters.........................................30
         6.5      Indebtedness...............................................30
         6.6      Preservation of Relationships..............................30
         6.7      Compliance with Laws.......................................30
         6.8      Taxes......................................................30
         6.9      Amendments.................................................30
         6.10     Dividends; Redemptions; Issuance of Stock..................31
         6.11     No Dispositions or Acquisitions............................31

ARTICLE VII       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
                  ACQUISITION................................................31
         7.1      Compliance with Agreement..................................31
         7.2      No Litigation..............................................31
         7.3      Representations and Warranties of Agility..................31
         7.4      No Agility Material Adverse Effect.........................32
         7.5      Approval of Agility Shareholders; Articles of Merger.......32
         7.6      Closing Certificate; Legal Opinion.........................32
         7.7      Governmental Approvals.....................................32
         7.8      Pooling Opinion............................................32
         7.9      Customers..................................................32
         7.10     Agreements with Shareholders and Others....................32
         7.11     Leases.....................................................33
         7.12     Third Party Consents.......................................33
         7.13     Affiliates.................................................33

ARTICLE VIII      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AGILITY.........33
         8.1      Compliance with Agreement..................................33
         8.2      No Litigation..............................................33
         8.3      Representations and Warranties of Parent and Acquisition...33
         8.4      No Parent Material Adverse Effect..........................34
         8.5      Articles of Merger.........................................34
         8.6      Closing Certificate; Legal Opinion.........................34
         8.7      Governmental Approvals.....................................34
         8.8      Agreements with Plexus or Agility..........................34

ARTICLE IX        TERMINATION; MISCELLANEOUS.................................35
         9.1      Termination................................................35
         9.2      Rights on Termination; Waiver..............................36


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         9.3      Survival of Representations, Warranties and Covenants....36
         9.4      Entire Agreement; Amendment..............................36
         9.5      Expenses.................................................37
         9.6      Governing Law............................................37
         9.7      Assignment...............................................37
         9.8      Notices..................................................37
         9.9      Counterparts; Headings...................................38
         9.10     Interpretation...........................................38
         9.11     Severability.............................................38
         9.12     Specific Performance.....................................38
         9.13     No Reliance..............................................38
         9.14     Exhibits and Disclosure Schedule.........................39
         9.15     Further Assurances.......................................39



EXHIBITS:
1.       Form of Employment Agreement
2.       Form of Indemnity Agreement
3.       Form of Noncompetition Agreement
4.       Provisions for Opinion of Target Counsel
5.       Provisions for Opinion of Parent Counsel
6.       Form of Registration Rights Agreement
7.       Form of Shareholder's Representations

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is made as of the 3rd day of March, 2000 by and among PLEXUS CORP., AGILITY INCORPORATED and PPATRIOT CORP.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Agility and Acquisition have: (a) determined that the merger of Acquisition with and into Agility pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of Parent, Agility and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

         WHEREAS, the Board of Directors of Agility has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the Special Meeting, which has occurred; and

         WHEREAS, the Board of Directors of Parent has directed the issuance of Parent Common Stock pursuant to this Agreement; and

         WHEREAS, Parent, Agility and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

         WHEREAS, Parent, Agility and Acquisition intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code; and

         WHEREAS, for financial accounting purposes, Parent, Agility and Acquisition intend that the Merger be accounted for as a pooling of interests.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         Acquisition. "Acquisition" shall mean PPatriot Corp., a Massachusetts corporation and a wholly-owned Subsidiary of Parent.

         Affiliates. "Affiliates" shall mean all Persons who are affiliates of Agility for purposes of Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the SEC, or both.

         Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

         Agility. "Agility" shall mean Agility, Incorporated, a Massachusetts corporation.

         Agility Common Stock. "Agility Common Stock" shall mean all of the issued and outstanding shares of common stock, no par value, of Agility.

         Articles of Merger. "Articles of Merger" shall mean Articles of Merger in a form approved for filing in accordance with the MBCL.

         Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by Agility and located on the Real Estate.

         Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

         Closing Date.  "Closing Date" shall mean:

                  (a) that date which is two (2) business days after satisfaction or waiver of all of the conditions set forth in Article VII and
Article VIII of this Agreement; or

                  (b) such other date as the parties may mutually agree to in writing.

         Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

         Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between Parent and Agility dated on or about November 3, 1999.

         Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated the date of this Agreement delivered by Agility to Parent contemporaneously with the execution


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



and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

         Employment Agreement. "Employment Agreement" shall mean the forms of employment agreement between Agility and each of James F. Hashem, Mark A. Hashem and Scott Barone, each in the form attached as Exhibit 1 hereto.

         Equipment. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment and supplies, computers and other items of tangible personal property owned or used by Agility.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

         Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

         Facility. "Facility" shall mean the facility of Agility located at Four Copeland Drive, Ayer, Massachusetts, including the Real Estate and Buildings at that site.

         Facility Lease. "Facility Lease" shall mean the lease dated July 21, 1983 between Agility and J.F.H. Real Estate Trust, as extended on December 15, 1994 and March 17, 1999, relating to the Facility.

         HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

         Indemnity Agreement. "Indemnity Agreement" shall mean the Indemnity Agreement by and among Parent and each of the Shareholders in the form of
Exhibit 2 attached hereto.

         Intangible Assets. "Intangible Assets" shall mean any United States and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, trademark applications, service mark applications, registered copyrights, copyright applications and proprietary software.

         Inventory. "Inventory" shall mean all inventories of raw materials, stores, supplies, repair parts, work in process, semi-finished goods and finished goods owned by Agility and solely used in Agility's business.

         Knowledge of Agility. "Knowledge of Agility" shall mean, for purposes of this Agreement, when any fact or matter is stated to be " to the Knowledge of Agility" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, of the executive officers of Agility.

         Knowledge of Parent. "Knowledge of Parent" shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge of Parent" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, of the chief executive officer, the chief financial officer, the chief accounting officer or the vice president-general counsel.

         Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

         Material Adverse Effect. "Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of a Person and its subsidiaries, taken as a whole, other than events, conditions or facts arising out of general economic conditions unrelated to the business in which the Person is engaged.

         MBCL. "MBCL" shall mean the Massachusetts Business Corporation Law, as the same shall be in effect from time to time.

         Merger. "Merger" shall mean the merger of Acquisition with and into Agility pursuant to this Agreement.

         Noncompetition Agreement. "Noncompetition Agreement" shall mean the Noncompetition Agreement among Parent, Agility and each of James F. Hashem and Mark A. Hashem, in the form of Exhibit 3 attached hereto.

         Opinion of Agility Counsel. "Opinion of Agility Counsel" shall mean the opinion of Nutter, McClennen & Fish, LLP, special counsel to Agility and the Shareholders, including in substance the provisions set forth on Exhibit 4 attached hereto.

         Opinion of Parent Counsel. "Opinion of Parent Counsel" shall mean the opinion of Quarles & Brady LLP, counsel to Parent and Acquisition, including in substance the provisions set forth on Exhibit 5 attached hereto.

         Other Lease. "Other Lease" shall mean the lease dated March 25, 1998 between Agility and Bryant Family Trust relating to the property at 31 Willow Road, Ayer, MA, as extended on December 6, 1999.

         Parent.  "Parent" shall mean Plexus Corp., a Wisconsin corporation.

         Parent Common Stock. "Parent Common Stock" shall mean shares of Common Stock, $.01 par value, of Parent.

         Permits. "Permits" shall mean all permits, licenses, approvals, qualifications, governmental authorizations, registrations and franchises which Agility has or holds, all of which are listed and briefly described on the Disclosure Schedule.

         Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

         Product Matters. "Product Matters" shall mean any and all third party claims for liabilities or damages relating to or arising out of products sold, or shipments made, or services rendered, by Agility, whenever the dates of sale or shipment of such products or services or the dates of occurrence of any event which gives rise to such claims, based on: (a) death, disease or injury to Person or property; and (b) express or implied warranties, credit, refund, product repairs or replacements or customer concessions.

         Real Estate. "Real Estate" shall mean the parcels of real property used by Agility, all of which are identified in the legal descriptions set forth in the Disclosure Schedule.

         Registration Rights Agreement. "Registration Rights Agreement" shall mean the Registration Rights Agreement among Parent and each of the Shareholders, in the form of Exhibit 6 attached hereto.

         SEC.  "SEC" shall mean the Securities and Exchange Commission.

         Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

         Special Meeting. "Special Meeting" shall mean a special meeting of the Agility Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

         Shareholders. "Shareholders" shall mean all Persons owning shares of Agility Common Stock on the relevant date.

         Shareholder's Representations. "Shareholder's Representations" shall mean the Investment Representations between the Shareholders of Agility and, and for the benefit of, Parent, in the form of Exhibit 7 attached to this Agreement.

         Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

         Other Terms. The following terms shall have the meanings specified in the following noted Sections of this Agreement:



             TERM                                             SECTION
             ----                                             -------
             Agility Certificates                              2.8
             Agility Financial Statements                      4.7
             CERCLA                                            4.24
             COBRA                                             3.12
             Effective Time                                    2.2
             Employee Benefit Plans                            4.12
             Environmental Claim                               4.22
             Environmental Laws                                4.22
             Environmental Permits                             4.22
             Exchange Agent                                    2.8
             Exchange Fund                                     2.8
             Exchange Rate                                     2.6
             Existing Contracts                                4.9
             Existing Liens                                    4.5
             Existing Litigation                               4.6
             Existing Plans                                    4.12
             Hazardous Materials                               4.22
             Indebtedness                                      4.9
             Indemnified Parties                               3.14
             Lien                                              4.5
             New Facility Lease                                7.12
             Other Proposal                                    3.9
             Other Transaction                                 3.9
             Parent SEC Reports                                5.6
             Release                                           4.22
             Surviving Corporation                             2.1
             Year 2000 Compliant                               4.23

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. At the Effective Time and upon and subject to the terms and conditions of this Agreement, Acquisition will be merged with and into Agility, which shall be


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



the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the Commonwealth of Massachusetts, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the MBCL.

         2.2 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition and Agility will cause the Articles of Merger to be executed, delivered and filed as provided in the MBCL. The Merger shall become effective at the time of the filing of the Articles of Merger with the Massachusetts Secretary of State or at such later time as Parent and Agility may agree and as may be set forth in the Articles of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time".

         2.3 Articles of Organization of Surviving Corporation. The Articles of Organization of Agility as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation until amended in accordance with Law.

         2.4 Bylaws of Surviving Corporation. The Bylaws of Agility as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

         2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

         2.6 Conversion of Agility Common Stock.

                  (a) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Agility, Parent or the
Shareholders:

                      (i) Each share of Agility Common Stock issued and outstanding at the Effective Time, except as provided in subsection (ii) below, shall be converted into 2,027.027 shares of Parent Common Stock on the terms and conditions set forth in this Agreement subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares, assuming that there are 185 outstanding shares of Agility Common Stock ("the Exchange Rate").

                      (ii) Any shares of Agility Common Stock as to which the holders have perfected dissenter's rights under the MBCL shall be treated as provided in Section 2.11 of this Agreement, although it is a condition to Parent's obligation to close that there be no dissenting shares.

                  (b) Adjustment. In the event that, prior to the Effective Time, there is a reclassification, stock split or stock dividend with respect to outstanding Parent Common Stock or outstanding Agility Common Stock, appropriate and proportionate adjustment, if any, shall be made to the Exchange Rate.

         2.7 Conversion of Acquisition Common Stock. At the Effective Time, and without any action on the part of the holders of common stock of Acquisition, each share of common stock of Acquisition issued and outstanding at the Effective Time shall be converted into one (1) share of Agility Common Stock.

         2.8 Exchange of Agility Certificates.

             (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the corporate trust department of Firstar Bank NA, Milwaukee, Wisconsin, or such other bank or trust company designated by Parent and approved by Agility, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of shares of Agility Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests in accordance with Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of Agility Common Stock.

             (b) Exchange Procedures. To the extent that Agility stock certificates, together with Forms W-9, are presented at Closing, Parent shall deliver certificates for shares of Parent Common Stock, and cash in lieu of any fractional interest, in respect thereof at Closing. To the extent not so delivered:

                 (i) At or promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Agility Common Stock (the "Agility Certificates"): (A) a letter of transmittal which shall be in such form and have such provisions as Parent may reasonably specify; and (B) instructions to effect the surrender of the Agility Certificates in exchange for certificates representing shares of Parent Common Stock.

                 (ii) Upon surrender of an Agility Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such Agility Certificate shall be entitled to receive, and Parent shall cause the Exchange Agent to promptly deliver in exchange therefor, a certificate representing that number of whole shares of Parent Common Stock to which such holder is entitled in respect of such Agility Certificate pursuant to the provisions of this Article II of this Agreement, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, and the Agility Certificate so


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



surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Parent Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement.

                 (iii) In the event of a transfer of ownership of shares of Agility Common Stock which is not registered in the transfer records of Agility, a certificate representing the proper number of shares of Parent Common Stock, and any cash in lieu of any fractional share interests in accordance with
Section 2.8(e) of this Agreement, shall be delivered to the transferee if the Agility Certificate which represented such shares of Agility Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                 (iv) Until surrendered as contemplated by this Section 2.8 of this Agreement, each Agility Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement, or in respect of dissenting shares, the consideration determined pursuant to
Section 2.11 of this Agreement.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Agility Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such Agility Certificate has surrendered such Agility Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such Agility Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange for the surrendered Agility Certificates, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) No Further Rights in Agility Common Stock. All shares of Parent Common Stock issued upon conversion of the Agility Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Agility Common Stock.

                  (e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one Agility Certificate at the Effective Time shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the closing price of Parent Common Stock or the NASDAQ stock market on the day preceding the Effective Time. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Parent and Parent shall deliver such amounts to such holders subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Agility Shareholders after six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any Agility Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to Parent Common Stock.

                  (g) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any Agility Shareholder for any shares of Agility Common Stock or Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (h) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Agility Shareholder such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Agility Shareholder in respect of which such deduction and withholding was made by Parent.

         2.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Agility shall be closed and there shall be no further registration of transfers of shares of Agility Common Stock thereafter on the records of Agility. From and after the Effective Time, the holders of Agility Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Agility Common Stock except as otherwise provided in this Agreement or by Law.

         2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code and that the Merger qualify for pooling of interests accounting treatment.

         2.11 Dissenting Shares. Any shares of Agility Common Stock as to which dissenters' rights are perfected under the MBCL shall be treated in accordance therewith, notwithstanding any other provision of this Agreement.

         2.12 Investment Representations. Each of the Shareholders has heretofore delivered to Parent a duly executed Shareholder's Representation.


                                   ARTICLE III

                                OTHER AGREEMENTS

         3.1 Confidentiality. Agility and Parent agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that at the Effective Time, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

         3.2 Approval of Agility Shareholders. The Shareholders have approved this Agreement at the Special Meeting. Prior thereto, the Shareholders were provided, among other things, Parent's 1999 Annual Report, 2000 Annual Meeting proxy statement and quarterly report for the quarter ended December 31, 1999.

         3.3 HSR Act. Each party shall: (a) file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act; and (b) use reasonable best efforts to make such filings promptly and to respond promptly to any request for additional information made by either of such agencies.

         3.4 Access.

             (a) Access to Agility. Upon reasonable notice, Agility shall afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Parent full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of Agility.

             (b) Access to Parent. Upon reasonable notice, Parent shall, and shall cause its subsidiaries to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Agility full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the Parent.

         3.5 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Agility is delivering to Parent the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Agility contained in this Agreement to the extent that such representations warranties, covenants or agreements expressly refer to the Disclosure Schedule.

         3.6 Conditions to Merger. Each party to this Agreement shall use reasonable best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.7 and 8.7 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger;
(d) contest any legal proceedings or other actions seeking to restrain, enjoin or frustrate the Merger; (e) execute any additional documents or instruments and take any additional actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         3.7 Deliveries of Information; Consultation. From time to time prior to the Effective Time:

             (a) Deliveries by Agility. Agility shall furnish promptly to
Parent: (i) the monthly financial statements of Agility (as prepared by Agility in accordance with its normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by the Board of Directors, or any committee thereof, of Agility; and (iii) all other information concerning the business and properties of Agility as Parent may reasonably request.

             (b) Deliveries by Parent. Parent shall promptly furnish to Agility:
(i) a copy of each report, schedule and other document filed by Parent with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the Parent (as prepared by Parent in accordance with its normal accounting procedures) promptly after such financial statements are available; and (iii) all other information concerning the business and properties of any of the Parent as Agility may reasonably request.

             (c) Consultation. Agility shall confer and consult with representatives of the Parent on a regular basis to report on operational matters and the general status of ongoing business operations of Agility.

             (d) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any known litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and Parent shall have the right to assume the defense thereof at its cost and expense and, if Parent does assume such defense, it shall confer regularly with Agility and shall not settle any such litigation without the prior consent of Agility, which consent shall not be unreasonably withheld.

         3.8 Accounting and Tax Treatment. Agility and Parent will each use its respective reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a) of the Code.

         3.9 Other Transactions.

             (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                 (i) "Other Transaction" shall mean any of the following on or prior to the Effective Date, other than the Merger as contemplated by this
Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving the Agility; (B) a sale, lease, transfer or other disposition of all or a significant portion of the total assets of Agility in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, 15% or more of the outstanding shares of capital stock of Agility in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

                 (ii) "Other Proposal" shall mean any request for information, expression of interest, inquiry, proposal or offer relating in any manner to an Other Transaction.

             (b) Termination of Discussions. Agility shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction, except that Agility may notify such other parties that the discussions and negotiations are terminated.

             (c) Non Solicitation. Agility shall not, and shall not permit its officers, directors, employees, Shareholders, agents or other representatives of any of Agility (including, without limitation, any investment banker, attorney or accountant retained or engaged by Agility) to solicit, initiate, facilitate, encourage, negotiate with respect to, provide information with respect to, engage in, discuss or agree to, any Other Proposal or any Other Transaction.

         3.10 NASDAQ Listing. Parent shall use reasonable best efforts to provide appropriate notice to cause the shares of Parent Common Stock to be issued or reserved for issuance pursuant to this Agreement to qualify for quotation on the NASDAQ Stock Market.

         3.11 Public Announcements. Subject to Parent's disclosure obligations imposed by Law on the NASDAQ Stock Market, Agility, Acquisition and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by Law, shall not issue any public announcement or statement with respect thereto prior to consultation with the other parties.

         3.12 Employment and Benefit Matters. Parent agrees to provide Agility's employees with the types and levels of employee welfare and retirement benefits maintained by Parent for similarly situated employees of Parent. As soon as administratively practicable after the Effective Time, Parent shall permit Agility's employees to participate in Parent plans, on the same terms and conditions as applicable to comparable employees of (including the waiver of pre-existing conditions, restrictions, exclusions or limitations), giving Agility's employees full credit for all "years of service," as that term is defined in Section 411(a)(5) of the Code, with Agility as is such service was with Parent, for purposes of eligibility, vesting and calculation of benefits under vacation, severance and other plans. Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Agility to the extent permitted by and in accordance with the terms of such plans and programs; provided, however, that Parent shall continue to maintain Agility plans until Agility's employees are permitted to participate in Parent plans. Nothing in this Agreement shall alter or limit Parent obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of Agility's employees and their qualified beneficiaries in connection with the group health plan maintained by Agility as of the Effective Time.

         3.13 Personal Guaranties. Parent and Agility will cooperate in all reasonable respects with efforts of James Hashem to terminate his personal guaranties listed on the Disclosure Schedule of any obligations of Agility. Such cooperation shall include substitution of Parent as a guarantor, and Parent reimbursement for any payments required to be made by Mr. Hashem resulting from any call upon his guaranty. However, any payments required by the other parties (other than payments of amounts otherwise owed by Agility) shall not be required to be borne by Parent or Agility.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF AGILITY

         Agility hereby represents and warrants to Parent and Acquisition that, except as set forth in the relevant section of the Disclosure Schedule:

         4.1      Organization; Business.

                  (a) Organization. Agility is a corporation duly and validly organized and existing and in good standing under the Laws of the Commonwealth of Massachusetts. Agility is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify would not have a Material Adverse Effect on Agility.

                  (b) Corporate Power and Authority. Agility has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Agility Material Adverse Effect on Agility.

                  (c) Properties. Agility owns or has the right to use, whether by lease, through consignment arrangements or otherwise, all tangible real or personal property necessary to operate its business as it is now being conducted, subject to (i) fluctuations in inventories and supplies in the ordinary course of business, and (ii) any specific qualifications made elsewhere in this Article IV or the Disclosure Schedule.

         4.2      Capitalization.

                  (a) Capitalization of Agility. The entire authorized capital stock of Agility consists of: (i) 5,000 shares of Common Stock, no par value, of which 185 shares are issued and outstanding. The Shareholders, and the number of shares of Agility Common Stock owned by each, is accurately set forth on the Disclosure Schedule.

                  (b) Outstanding Capital Stock; No Subsidiaries. All of the outstanding capital stock of Agility is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts (other than this Agreement) with respect to, any capital stock of Agility. Agility has no Subsidiaries.

         4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Agility and all of the documents and instruments required by this Agreement to be executed and delivered by Agility are within the corporate power of Agility and have been duly authorized by the Board of Directors of Agility and all other necessary corporate action (including Shareholder approval) by Agility. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Agility will be, when executed and delivered by Agility, the valid and binding obligations of Agility, enforceable against Agility in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.7 of this Agreement or as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by Agility do not and will not conflict with or violate: (a) any Law or the Articles of Organization or Bylaws of Agility; or (b) any Existing Contract, except where such conflict or violation would not have a Material Adverse Effect on Agility; or (c) to the Knowledge of Agility, any agreement binding upon the Shareholders, except where such violation would not have a Material Adverse Effect on Agility or on the Shareholder's abilities to comply with their obligations under the documents and instruments contemplated by this Agreement.

         4.5 Title to Assets; Accounts. Agility has good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens affecting material assets and properties of Agility, except those Liens identified on the Disclosure Schedule as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a Material Adverse Effect on Agility. As used in this Agreement, the term "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset. All bank, investment and other financial accounts of Agility are identified on the Disclosure Schedule, together with a complete listing of the persons with authority to act on Agility's behalf with respect to such accounts.

         4.6 Litigation; Product Matters. Except for the matters identified on the Disclosure Schedule as "Existing Litigation": (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Agility, proposed or threatened, or resolved since January 1, 1997, against or relating to Agility involving, in each case, (i) an amount in excess of $50,000 or (ii) involving product liability claims, whether or not insured; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of Agility, proposed or threatened, against Agility by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement. All Product Matters are listed on the Disclosure Schedule.

                  4.7 Financial Statements; Books and Records; Accounting
                      Matters.

                  (a) Financial Statements. The audited financial statements and unaudited interim financial statements of Agility from and after January 1, 1997, copies of which have been provided to Parent (the "Agility Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim financial statements) and fairly present the financial position of Agility as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.


                  (b) Accounting Records. The accounting books and records of Agility; (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of Agility required to be recorded therein in accordance with generally accepted accounting principles.

                  (c) Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business or as specifically disclosed in the Agility Financial Statements, Agility has not guaranteed or become a surety or is not otherwise similarly contingently liable for the obligation of any other Person. To Agility's Knowledge, there are no other material liabilities of Agility which have not been disclosed to Parent, whether pursuant to this Agreement, in the financial statements or otherwise.

                  (d) Pooling. Neither Agility nor, to the Knowledge of Agility, any of the Affiliates of Agility, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

         4.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule since December 31, 1999 there has not been any:

                  (a) Material Adverse Effect on Agility;

                  (b) transactions by Agility outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

                  (c) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of Agility (except for regular quarterly cash dividends on outstanding shares of Agility Common Stock which have been publicly announced by

Agility) or any direct or indirect redemption, purchase or other acquisition of any such stock by Agility.

         4.9 Existing Contracts. The contracts identified on the Disclosure Schedule by reference to this section ("Existing Contracts") are the only contracts or agreements, written or oral, (including any amendments, supplements, waivers or other modifications thereto) to which Agility is a party or by which Agility is bound and which constitute:

                  (a) a lease of, or agreement to purchase or sell, any capital assets involving an amount in excess of $25,000, including without limitation the Lease and any other lease of real estate;

                  (b) any union labor contracts;

                  (c) any management, consulting, employment, personal service, agency or other contracts or contracts providing for employment or rendition of services and which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

                  (d) an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous by-product;

                  (e) any agreements or notes evidencing any Indebtedness; as used in this Agreement, the term "Indebtedness" shall mean any liability or obligation of Agility, whether primary or secondary or absolute or contingent:
(i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; or (iii) secured by Liens on any assets of Agility, other than purchase money security interests incurred in the ordinary course of business.

                  (f) an agreement by Agility which currently restricts its ability to compete in any business or in any geographical area;

                  (g) an agreement restricting the right of Agility to use or disclose any information in its possession, other than (i) confidentiality agreements relating to potential acquisitions by Agility and (ii) confidentiality or nondisclosure agreements with customers entered into in the ordinary course of business;

                  (h) any agreement or arrangement with any Affiliate of Agility;

                  (i) a partnership, joint venture or similar arrangement;

                  (j) a license with a term of more than six months or which involves an amount in excess of $10,000;

                  (k) any lease of real estate, or buildings or portions thereof; or

                  (l) to the Knowledge of Agility, any other agreement which:
(i) involves an amount in excess of $25,000; or (ii) is not in the ordinary course of business.

         Agility has performed in all material respects each material term, covenant and condition of each Existing Contract which is to be performed by it at or before the date hereof. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of Agility and, to the Knowledge of Agility, of the other parties thereto.

         4.10 Appraisals. All appraisals of the Facility, or any of the assets of Agility, within the prior five years and which are in the possession of Agility, James Hashem, Mark Hashem or their respective agents, are listed in the Disclosure Schedule. Agility has provided Parent with true and complete copies of each of those appraisals.

         4.11 Insurance Policies. Agility currently maintains reasonable and customary insurance coverage of its assets and its businesses. All insurance policies of Agility are listed in the Disclosure Schedule. No property damage, personal injury or liability claims have been made, or are pending, against Agility that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by Agility.

         4.12 Employee Benefit Plans. The following representations and warranties are made except as otherwise set forth in the Disclosure Schedule:

                  (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of Agility.

                  (b) Existing Plans. Except for the Employee Benefit Plans of Agility identified on the Disclosure Schedule ("Existing Plans"), Agility does not maintain, nor is it bound by, any Employee Benefit Plan. All of the Existing Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and, to the Knowledge of Agility, there are no facts which would adversely affect the qualified status of any of such Existing Plans. Each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that was maintained or contributed to by Agility at any time during the eighty (80) month period preceding the date of this Agreement that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, to the Knowledge of Agility, there is no basis for further liability or obligation of Agility pursuant to any past Employee Benefit Plan.

                  (c) Certain Matters. With respect to each Existing Plan which is subject to either Title IV of ERISA or Section 412 of the Code, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of
Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan and there is no outstanding liability under Section 4062 of ERISA.

                  (d) Prohibited Transactions; Reportable Events. To the Knowledge of Agility, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in
Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

                  (e) Multiemployer Plans. Agility is not contributing to, nor has Agility contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  (f) Claims. There are no pending, or to the Knowledge of Agility, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business .

                  (g) Welfare Benefits. Except as set forth on the Disclosure Schedule, neither Agility nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of Agility, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis, other than with respect to benefits provided in accordance with the applicable health care continuation and notice provisions of COBRA promulgated thereunder and/or the analogous provisions of state law.

                  (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time without material liability to Agility (other than an amendment that creates, increases or accelerates a liability under any such plan or its related documents.

                  (i) COBRA. With respect to each Existing Plan, Agility has complied in all material respects with the COBRA and the final regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

                  (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement cannot reasonably be expected to entitle any current or former employee of Agility to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of paying or vesting, or increase the amount of compensation due any such employee.

                  (k) Copies. Correct and complete copies of all written Existing Plans, together with recent summary plan descriptions, if any, have been delivered by Agility to Parent.

         4.13 No Violation of Law; Permits. To the Knowledge of Agility, neither Agility nor any of the assets of Agility nor the business of Agility violate or conflict in any material respect with any Law. To the Knowledge of Agility, all material Permits or other governmental authorizations maintained or required to be maintained for the conduct of Agility's business are set forth in the Disclosure Schedule, and no further permits or governmental authorizations, are required for the conduct of Agility's business.

         4.14 Brokers. Except for fees to Corporate Finance Advisors, Inc., which are set forth in the Disclosure Schedule, Agility has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement or with respect to any Other Proposal. A copy of the agreement with Corporate Finance Advisors, Inc. has been provided to Parent.

         4.15 Taxes.

                  (a) Tax Returns. Agility has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Agility has paid or made adequate provision, in reserves reflected in the Agility Financial Statements in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No tax audits are pending against Agility, and except as set forth in the Disclosure Schedule, no tax audits of Agility have been conducted since January 1, 1997. No material tax deficiencies have been proposed or assessed against Agility. No issue has been raised in any prior tax audit (except for allocations of income among states) which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed material deficiency for any period.

                  (b) Extensions. Agility has not consented to any extension of the statute of limitation with respect to any open tax returns.

                  (c) Tax Liens. There are no tax Liens upon any property or assets of Agility except for Liens for current taxes not yet due and payable.

                  (d) Delivery of Tax Returns. Agility has made available, and will deliver upon request, to Parent complete copies of all tax returns and reports of Agility filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of Agility, no such examination or audit is planned.

                  (e) Employment Taxes. Agility has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

                  (f) Tax Sharing Agreements. Agility is not a party to any agreement relating to allocating or sharing any taxes.

                  (g) Excess Parachute Payments. Agility is not a party to any contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (h) Liabilities of Other Persons. Agility has no liability for taxes of any kind of any Person other than Agility under any contract or under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

         4.16 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Agility and the consummation of the Merger, except for: (a) the approvals described in Section
8.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

         4.17 No Pending Other Transactions. Except for this Agreement, Agility is not a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

         4.18 Labor Matters.

                  (a) Employee Claims. Except as set forth in the Disclosure Schedule, there are no pending and unresolved material claims by any Person against Agility arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of Agility, threatened, labor dispute, strike or work stoppage.

                  (b) NLRB Matters. There is not now pending or, to the Knowledge of Agility, threatened, any material charge or complaint against Agility by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. To the Knowledge of Agility, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of Agility not presently organized, and to the Knowledge of Agility, Agility has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

         4.19 Disclosure. No statement of fact by Agility contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         4.20 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Agility Common Stock is the only vote of the holders of any class or series of capital stock or other securities of Agility entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

         4.21 Physical Assets. Except as set forth in the Disclosure Schedule, the Equipment is in good condition and repair, ordinary wear and tear excepted, and suitable for its intended purpose; the use of such assets conforms, in all material respects, with all applicable Law. Except as set forth in the Disclosure Schedule, the Inventory is in merchantable condition, and is usable or saleable by Agility in the ordinary course of its business within a reasonable period of time, at not less than the net value thereof recorded on the books and records of Agility.

         4.22 Environmental Protection.

                  (a) Definitions. As used in this Agreement:

                           (i) "Environmental Claim" shall mean any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by Agility; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                           (ii) "Environmental Laws" shall mean all federal,
state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                           (iii) "Hazardous Materials" shall mean: (A) any
petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) that are regulated by Environmental Laws and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

                           (iv) "Release" shall mean any release, spill,
emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property which would be likely to result in an Environmental Claim.

                  (b) Environmental Laws. Except as set forth in the Disclosure Schedule, Agility: (i) is in compliance in all material respects with all applicable Environmental Laws; and (ii) has not received any written communication from a governmental authority that alleges that it is not in compliance with applicable Environmental Laws.

                  (c) Environmental Permits. Except as set forth in the Disclosure Schedule, Agility has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and it is in material compliance with all terms and conditions of the Environmental Permits.

                  (d) Environmental Claims. Except as set forth in the Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Agility, threatened, against Agility or against any Person whose liability for any Environmental Claim Agility has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which Agility owns, leases or manages.

                  (e) Hazardous Materials. Except as set forth in the Disclosure Schedule, to the Knowledge of Agility, there have been no Releases of any Hazardous Material by Agility or by any Person on real property owned, used, leased or operated by Agility that are required to be remediated or to be reported to any governmental authority.

                  (f) Owned Properties. Except as set forth in the Disclosure Schedule, to the Knowledge of Agility, no real property at any time owned, operated, used or controlled by Agility is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and Agility has not received any written notice from any Person of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  (g) Off-Site Properties. To the Knowledge of Agility, no off-site location at which Agility has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and Agility has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                  (h) Reports. The Disclosure Schedule sets forth each third party report or investigation concerning the status under, or compliance with, Environmental Laws relating to the Facility or the Agility's business within the past 10 years. Parent has been provided true and complete copies of all such reports.

         4.23 Year 2000 Compliance. Except as set forth in the Disclosure Schedule, to the Knowledge of Agility, all of the material computer hardware and software systems of Agility (including, without limitation, those related to its facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities) are Year 2000 Compliant and no failure to be Year 2000 Compliant shall have a Material Adverse Effect on the business of Agility. As used in this Agreement, the phrase "Year 2000 Compliant" shall mean that such hardware, software or system is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the twentieth and twenty-first centuries, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other hardware and software, used in combination with Agility's hardware and software, properly exchanges date/time data with Agility's hardware and software.

         4.24 Customers. The top ten customers of Agility, in sales, are listed in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Agility has not experienced any loss of customer relationship with any of those customers, nor has Agility received any notice from any such customers of their intent to terminate or reduce their business with Agility.

         4.25 Real Estate. The Disclosure Schedule includes a complete and accurate legal description of the Real Estate, and Agility is in quiet possession of the Facility under the Facility Lease and of the premises subject to the Other Lease. Agility does not own, and has never owned, any real estate, buildings or portions thereof. The Facility: (a) is not in the possession of any adverse possessors; (b) has direct access to and from a public road or street which is sufficient for the current operation of the business conducted therein;
(c) is used by Agility in a manner which is consistent with applicable Law; (d) is served by all water, sewer, electrical, telephone, drainage and other utilities as is currently required for the current operations of Agility at the Facility; and (e) to the Knowledge of Agility, is not subject to any zoning, ordinance, decrees or other similar laws or regulations which would materially restrict or prohibit Agility or Parent from continuing the operations presently conducted thereon by Agility. Agility has not received any written information or written notice of any increase in the assessed value of the Facility from any tax assessing authority which would increase the estimated real estate taxes for the Facility or notice of any written assessment affecting the Facility.

         4.26 Accounts. All accounts and notes receivable of Agility have arisen from bona fide transactions by Agility in the ordinary course of business and, to the extent not previously collected, to the Knowledge of Agility, are fully collectible, subject to reserves set forth in the Agility Financial Statements. Agility has not received notice that any such receivable is or will be at the Effective Time subject to any counterclaim or set off.

         4.27 Unemployment Compensation. Agility has made all required payments to its unemployment compensation reserve accounts related to its Employees with the appropriate governmental departments. Except as set forth in the Disclosure Schedule, all such unemployment compensation accounts have positive balances and there are no former employees of Agility receiving unemployment compensation benefits which are being currently charged against any of such accounts.

         4.28 Intangible Assets. All Intangible Assets owned, licensed or used by Agility are listed on the Disclosure Schedule. Except as set forth in the Disclosure Schedule, to the Knowledge of Agility, Agility owns the entire right, title and interest in and to each of those Intangible Assets that are identified as being owned by Agility, and has the legal right to use any Intangible Assets not owned by it. Except as set forth in the Disclosure Schedule: (i) there are no claims, demands or proceedings instituted or pending or threatened by any Person contesting or challenging the right of Agility to use any of the Intangible Assets; (ii) to the Knowledge of Agility, none of the Intangible Assets is invalid or unenforceable; (iii) there are no patents or copyrights owned by any other Person that are currently used by Agility without license to do so; and (iv) Agility owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names or copyrights necessary to conduct its business as now conducted.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

         Parent and Acquisition hereby represent and warrant to Agility that:

         5.1 Organization.

                  (a) Organization. Each of Parent and Acquisition is a corporation duly and validly organized and existing under the Laws of its respective jurisdiction of incorporation and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to so qualify would not have a Material Adverse Effect on Parent.

                  (b) Corporate Power and Authority. Each of Parent and Acquisition has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Material Adverse Effect on Parent.

         5.2 Capitalization.

                  (a) Capitalization of Parent. The entire authorized capital stock of Parent consists of: (i) 60,000,000 shares of Common Stock, $.01 par value, of which 17,737,124 shares were issued and outstanding on February 7, 2000; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding. Parent has issued, in tandem with each share of Parent Common Stock, Preferred Stock Purchase Rights, as described in Parent's Current Report on Form 8-K dated as of August 13, 1998.

                  (b) Authorization. All of the outstanding shares of Parent Common Stock are, and the shares of Parent Common Stock to be issued pursuant to this Agreement will be when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be assessable for certain unpaid claims for services by employees.

         5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Parent and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Parent and Acquisition are within the corporate power of Parent and Acquisition and: (a) have been duly authorized by the Boards of Directors of Parent and Acquisition; and (b) have been duly authorized by all necessary corporate action by Parent and Acquisition. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Parent and Acquisition will be, when executed and delivered by Parent and Acquisition, the valid and binding obligations of Parent and Acquisition, enforceable against Parent and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.7 of this Agreement, the execution, delivery and performance of this Agreement by Parent and Acquisition do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation (or equivalent document) or Bylaws of Parent or Acquisition; or (b) any contract or agreement to which any of the Parent, its subsidiaries or Acquisition is a party or by which any of them is bound, except where such conflict or violation would not have a Material Adverse Effect on Parent.

         5.5 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Parent, proposed or threatened against or relating to any of the Parent or its subsidiaries which, if adversely determined against any of the Parent would or would be reasonably likely to result in a Material Adverse Effect on Parent. There are no actions, suits or proceedings pending or, to the Knowledge of Parent, proposed or threatened, against any of Parent, or Acquisition by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

         5.6 Parent SEC Reports.

                  (a) Definition. As used in this Agreement, "Parent SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by Parent with the SEC since October 1, 1996 or filed by Parent with the SEC after the date of this Agreement and prior to the Effective Time.

                  (b) Parent SEC Reports. The Parent SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         5.7 Brokers. Neither Parent nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

         5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Parent and Acquisition and the consummation of the Merger, except for: (a) the approvals described in
Section 7.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

         5.9 Disclosure. No statement of fact by Parent or Acquisition contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

         5.10 Compliance with Law. Neither Parent nor any of the assets of Parent nor the business of Parent violate or conflict in any material respect with any Law.

         5.11 Accounting Matters. Neither Parent nor, to the Knowledge of Parent, any of the Affiliates of Parent, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

         5.12 Absence of Certain Changes. Since September 30, 1999, there has not been any act or occurrence which has had or is expected to have a Material Adverse Effect on Parent.

                                   ARTICLE VI

                         CONDUCT OF BUSINESS BY AGILITY
                               PENDING THE MERGER

         Except with the written consent of Parent, from and after the date of this Agreement and until the Effective Time, Agility shall:

         6.1 Carry on in Ordinary Course. Diligently carry on its business in the ordinary course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

         6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in the ordinary course of business.

         6.3 Existing Contracts. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts, nor enter into any contract or agreement which would be required to be disclosed as an Existing Contract.

         6.4 Employment Matters. Not: (a) except as described in the Disclosure Schedule or in the ordinary course of business consistent with past practice, grant any increase in the rate of pay of any of its employees, directors or officers; (b) institute or amend any Employee Benefit Plan; or (c) except as described in the Disclosure Schedule, enter into or modify any written employment agreement, arrangement or benefit with any Person. However, Agility may enter into an Employment Agreement with Scott Barone, and stay bonus arrangements, in a form and amount approved by Parent, with Steve Cohen and Greg Thompson.

         6.5 Indebtedness. Not create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of business by Agility consistent with past practice.

         6.6 Preservation of Relationships. Use reasonable best efforts subject to the restrictions set forth in this Article VI to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

         6.7 Compliance with Laws. Comply in all material respects with all applicable Laws.

         6.8 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes that become due and payable.

         6.9 Amendments. Not amend its Articles of Incorporation or Bylaws, or any Existing Contract.

         6.10 Dividends; Redemptions; Issuance of Stock.  Not:

                  (a) (i) issue any additional shares of stock of any class, or
(ii) grant any warrants, options or other rights to subscribe for or acquire any additional shares of stock of any class;

                  (b) declare or pay any dividend or make any capital or surplus distributions of any nature; or

                  (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

         6.11 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice; (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in any Person, or purchase or lease assets of any Person except in the ordinary course of business consistent with past practice; or (c) without the consent of Parent amend or modify the Facility Lease or Other Lease


                                   ARTICLE VII

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                            OF PARENT AND ACQUISITION

         Each and every obligation of Parent and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1 Compliance with Agreement. Agility shall have performed and complied: (a) in all respects with all of its obligations under Sections 6.10 and 6.11 of this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and (b) in all material respects with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         7.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         7.3 Representations and Warranties of Agility The representations and warranties made by Agility in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Agility made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect on Agility.

         7.4 No Agility Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect on Agility.

         7.5 Approval of Agility Shareholders; Articles of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Agility Shareholders, with no Shareholder exercising dissenters' rights under the MBCL. The Articles of Merger shall have been executed and delivered by Agility.

         7.6 Closing Certificate; Legal Opinion. Agility shall have delivered to Parent a certificate signed on behalf of Agility by the Chief Executive Officer and Chief Financial Officer of Agility, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 7.1 and 7.3 of this Agreement have been satisfied. Agility shall have delivered to Parent the Opinion of Agility Counsel.

         7.7 Governmental Approvals.

                  (a) No Registration. The Parent Common Stock issuable pursuant to the Merger shall be exempt from registration or qualification under the Securities Act and under applicable state "blue sky" or securities Laws.

                  (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         7.8 Pooling Opinion. Parent shall have received opinions from PricewaterhouseCoopers LLP and Sullivan Bille, P.C. to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

         7.9 Customers. No customer of Agility named in the Disclosure Schedule pursuant to Section 4.24 shall have notified Agility that the customer has terminated, or intends to terminate, its relationship with Agility.

         7.10 Agreements with Shareholders. Each of James F. Hashem and Mark Hashem shall have executed and delivered their respective Employment Agreements and Noncompetition

Agreements, and each of the Shareholders shall have executed and delivered the Indemnity Agreement and the Registration Rights Agreement.

         7.11 Leases. The landlord under the Other Lease shall have delivered an estoppel certificate relating to Agility's continuing possession of the premises thereunder and the landlord under the Facility Lease shall have executed and delivered a lease for the Facility in a mutually agreeable form which (i) provides market rate rentals resulting from the expansion of the Facility and
(ii) does not interfere with the use of pooling of interests accounting (the "New Facility Lease). Parent and parties to the New Facility Lease shall have agreed to the terms of the New Facility Lease.

         7.12 Third Party Consents. Agility shall have received the consent, without making specific payment for any such consent, of any other party to a material equipment or real property lease, or financing arrangement, where the Merger would constitute a violation of such agreement or provide the other party with rights adverse to Agility.

         7.13 Affiliates. All amounts due from any of Agility's Affiliates to Agility, other than employment-related expense advances in the ordinary course of business, but including without limitation reimbursement of any expenses to be borne by the Shareholders under Section 9.5 hereof, shall have been paid in full.


                                  ARTICLE VIII

                           CONDITIONS PRECEDENT TO THE
                             OBLIGATIONS OF AGILITY

         Each and every obligation of Agility to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         8.1 Compliance with Agreement. Parent and Acquisition shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         8.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         8.3 Representations and Warranties of Parent and Acquisition. The representations and warranties made by Parent and Acquisition in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Parent and Acquisition made in this

Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Material Adverse Effect on Parent.

         8.4 No Parent Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Material Adverse Effect on Parent.

         8.5 Articles of Merger. The Articles of Merger shall have been executed and delivered by Acquisition.

         8.6 Closing Certificate; Legal Opinion. Parent shall have delivered to Agility a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.1 and 8.3 of this Agreement have been satisfied. Parent shall have delivered to Agility the Opinion of Parent Counsel.

         8.7 Governmental Approvals.

                  (a) No Registration. The Parent Common Stock issuable pursuant to the Merger shall be exempt from registration or qualification under the Securities Act and under applicable state "blue sky" or securities Laws.

                  (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

         8.8 Agreements with Plexus or Agility. Each of Plexus, Acquisition and Agility, as provided therein, shall have executed and delivered the Employment Agreements, the Indemnification Agreement, the Noncompetition Agreements and the Registration Rights Agreement referred to in Section 7.10 and the New Facility Lease. Parent and the parties to the New Facility Lease shall have agreed to the terms of the New Facility Lease.





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
                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

         9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the Shareholders), as follows:

             (a) by mutual written agreement of Parent and Agility, duly authorized by the Boards of Directors of Parent and Agility;

             (b) by either Parent or Agility by written notice to the other party if: (i) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or (ii) if the Effective Time has not occurred on or before September 30, 2000, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) of this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date;

             (c) by Parent by written notice to Agility if: (i) there exists one or more breaches of the representations and warranties of Agility made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect on Agility and, if such breaches are capable of being cured, such breaches shall not have been remedied within 20 calendar days after receipt by Agility of written notice from Parent specifying the nature of such breaches and requesting that they be remedied; (ii) Agility shall have failed to perform and comply in all respects with its agreements and covenants contained in Sections
6.10 and 6.11 of this Agreement; or (iii) Agility shall have failed to perform and comply in all material respects with all of its other agreements and covenants contained in this Agreement and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by Agility of written notice from Parent specifying the nature of such failures to perform or comply and requesting that they be remedied.

             (d) by Agility by written notice to Parent if: (i) there exists one or more breaches of the representations and warranties of Parent made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect on Parent and, if such breaches are capable of being cured, such breaches shall not have been remedied within 20 calendar days after receipt by Parent of written notice from Agility specifying the nature of such breaches and requesting that they be remedied; or (ii) Parent shall have failed to perform and comply in all material respects with all of its agreements and covenants contained in this Agreement and such failures to perform or comply shall not have been remedied within 20 calendar days after receipt by Parent of written


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



notice from Agility specifying the nature of such failures to perform or comply and requesting that they be remedied.

         9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that: (a) the obligations of Parent, Acquisition and Agility contained in Sections 3.1, 9.2 and 9.5 of this Agreement shall survive any such termination; and (b) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Parent may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement if the conditions set forth in
Article VIII of this Agreement have been satisfied or waived. If any of the conditions set forth in Article VIII of this Agreement have not been satisfied, Agility may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement if the conditions set forth in
Article VII of this Agreement have been satisfied or waived. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

         9.3 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Effective Time to the extent contemplated by the Indemnity Agreement.

         9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, other than the Confidentiality Agreement and the Shareholder's Representations, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in, or contemplated by this Agreement and in the Confidentiality Agreement and Shareholder's Representations. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the Shareholders, except that after such approval, no amendment shall be made without the further approval of the Shareholders if any such amendment: (a) changes the Exchange Rate; or (b) materially adversely affects the rights or obligations of the Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Parent, Agility and Acquisition. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.



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



         9.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay the filing fee relating to the filing required by the HSR Act; and (ii) in view of the benefits of the Merger to the Shareholders, the Shareholders shall bear all costs and expenses of Agility in excess of $400,000. Agility's broker, legal and accounting expenses shall be paid at Closing.

         9.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

         9.7 Assignment. Prior to the Effective Time, this Agreement shall not be assigned by any party to this Agreement except with the prior written consent of the other parties to this Agreement.

         9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or 4 days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

         If to Parent or Acquisition:       Plexus Corp.
                                            Attention:  Joseph D. Kaufman
                                            55 Jewelers Park Drive
                                            P.O. Box 156
                                            Neenah WI 54956
                                            Fax No.:  920/751-3234

         with a copy to:                    Quarles & Brady LLP
                                            Attention: Kenneth V. Hallett
                                            411 E. Wisconsin Avenue
                                            Milwaukee, WI 53202-4497
                                            Fax No: 414/271-3552
         If to Agility:
                                            Agility, Incorporated
                                            Attention: James Hashem
                                            4 Copeland Drive
                                            Ayer, MA 01432
                                            Fax No:  978/772-5210


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



         with a copy to:                    Nutter, McClennen & Fish, LLP
                                            Attention: A.R. Hofmann, Jr.
                                            One International Place
                                            Boston MA 02110-2699
                                            Fax No: 617/973-9748

         9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

         9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

         9.12 Specific Performance. The parties agree that the assets and business of Agility as a going concern and the Parent Common Stock constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

         9.13 No Reliance. Except for the parties to this Agreement, the Shareholders or any assignees permitted by Section 9.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any such Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.



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



         9.14 Exhibits and Disclosure Schedule. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

         9.15 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or Agility, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or Agility.




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


                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                  PLEXUS CORP.



                                  By/s/ John L. Nussbaum
                                    ----------------------------------------
                                           John L. Nussbaum, President and
                                             Chief Operating Officer


                                  /s/ Lisa M. Kelley
                                  ------------------------------------------
                                  Lisa M. Kelley, Treasurer


                                  AGILITY, INCORPORATED



                                  By/s/ James Hashem
                                    ----------------------------------------
                                       James Hashem, President


                                  /s/ James Hashem
                                  ------------------------------------------
                                  James Hashem, Treasurer


                                  PPATRIOT CORP.



                                  By/s/ John L. Nussbaum
                                    ----------------------------------------
                                       John L. Nussbaum, President


                                  /s/ Thomas B. Sabol
                                  ------------------------------------------
                                  Thomas B. Sabol, Treasurer




                                       40